May 17, 2016
Golar Partners Operating LLC
c/o Golar Management Limited
13th Floor
One America Square
17 Crosswall
London EC3N 2LB
England

Golar LNG Limited
S.E. Pearman Building, 2nd Floor
9 Par-la-Ville Road
Hamilton HM 11 Bermuda

Reference is made to (i) the Purchase and Sale and Agreement, dated as of February 10, 2016 (the “Agreement”), by and between Golar LNG Limited, a Bermuda exempted company (“Golar”), and Golar Partners Operating LLC, a Marshall Islands limited liability company (“OLLC”), (ii) the FSRU Time Charter Agreement, dated as of October 28, 2015 (the “Charter”), by and between Golar LNG NB13 Corporation, a Marshall Islands corporation (“Tundra Corp”) relating to the Golar Tundra (the “Vessel”), and West Africa Gas Limited (the “Charterer”), (iii) the Memorandum of Agreement, dated November 19, 2015, by and between Tundra Corp and Sea 24 Leasing Co. Limited, a company incorporated under the laws of Hong Kong (the “Legal Owner”) and (iv) the bareboat charter party, dated November 19, 2015, by and between Tundra Corp and the Legal Owner (the “Bareboat Charter”). Capitalized terms used in this letter agreement and not otherwise defined herein will have the meanings ascribed to them in the Agreement.
The undersigned parties hereby agree that:
1.    Commencing on the Closing Date and ending on the earlier of (a) the Hire Commencement Date under the Charter (b) the Commercial Start Date under the Charter and (c) the Put Date, as defined below (the “Golar Hire Period”), Golar shall pay to Tundra Corp a daily fee equal to $68,000 plus daily operating expenses (which shall include operating costs such as manning (crew), stores, insurance, maintenance and repairs, paint, spares, lube oil, chemicals and other miscellaneous operating charges) incurred by the Vessel or Tundra Corp on a pass through basis (the “Daily Payment”).
2.    In consideration for the Daily Payment, Golar shall have the right to use, charter and enjoy the Vessel and its benefits without restriction during the period (the “Golar Charter Period”) commencing on the Closing Date and ending on the earlier of (a) the Scheduled Delivery Date under the Charter and (b) the date that is 12 months from the Closing Date (the “Put Date”), subject to the rights of the Legal Owner under the Bareboat Charter and the rights and obligations of Tundra Corp under the Charter.
3.    If requested by Golar, OLLC shall cause Tundra Corp to charter the Vessel to a party other than under the Charter for any length of time during the Golar Charter Period, subject to the rights and obligations of Tundra Corp under the Charter.
4.    OLLC shall pay to Golar any hire or other contract-related payments actually received by OLLC or Tundra Corp with respect to the Vessel or Tundra Corp during the Golar Hire Period.
5.    If on the Put Date the Vessel has not been accepted by the Charterer and commenced service under the Charter, OLLC shall have the right to sell to Golar (the “Put Right”) all of the issued and outstanding shares of capital stock of Tundra Corp (the “Shares”) at a price equal to the Purchase Price.
6.    OLLC may exercise its Put Right at any time prior to the 30th day following the Put Date. The closing of the purchase and sale of the Shares pursuant to such Put Right exercise (the “Put Sale Closing”) shall take place at such time, on such date and at such location as Golar and OLLC shall agree, provided that the Put Sale Closing shall occur no later than the 30th day after the date that the Put Right is exercised.
7.    This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America.
Please acknowledge your acceptance and agreement of this letter agreement by signing in the space provided below. Upon your execution of this letter agreement (or counterpart copies hereof), this letter agreement shall become binding on the parties hereto.

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Very truly yours,
GOLAR LNG LIMITED

By: /s/ Brian Tienzo
Name: BRIAN TIENZO
Title: Attorney-in-fact

Acknowledged and agreed:
GOLAR PARTNERS OPERATING LLC

By: /s/ Graham Robjohns
Name: GRAHAM ROBJOHNS
Title: Attorney-in-fact